EXHIBIT 10.1

Rentrak Corporation

Summary of Compensation Arrangements for Non-Employee Directors

Each non-employee director of Rentrak Corporation (“Rentrak”) receives an annual retainer of $30,000. In addition, the chair of the Compensation Committee receives a $3,000 annual retainer, the chair of the Audit Committee receives a $5,000 annual retainer, and each other non-employee director who serves on the Audit Committee receives a $2,500 annual retainer. Non-employee directors are also paid $1,200 for each board or committee meeting they attend in person or by telephone conference call. Rentrak also reimburses directors for their travel expenses for each meeting attended in person.

In accordance with the provisions of Rentrak’s 2005 Stock Incentive Plan approved by the shareholders at the 2005 annual meeting, automatic option grants to non-employee directors under Rentrak’s 1997 Equity Participation Plan have ceased. Future stock awards to non-employee directors will be made under the 2005 plan in the discretion of the Compensation Committee.